Registration No.:

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZEBRA TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	36-2675536
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

333 Corporate Woods Parkway, Vernon Hills, Illinois 60061

(847) 634-6700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

AMENDED AND RESTATED NAVIS HOLDINGS, LLC 2000 OPTION PLAN

(Full Title of the Plans)

Noel Elfant

Vice President, Secretary and General Counsel

Zebra Technologies Corporation

333 Corporate Woods Parkway, Vernon Hills, Illinois 60061

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew S. Brown

Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, Illinois 60661-3693

(312) 902-5200

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Class A Common Stock of the Company, par value $.01 per share	150,258	$18.3462	$2,756,663.32	$84.63

(1)

This Form S-8 is registering 150,258 shares of Class A Common Stock of Zebra Technologies Corporation (“Zebra”) representing the number of shares to be issued upon the exercise of options outstanding under the Amended and Restated Navis Holdings, LLC 2000 Option Plan (the “Navis 2000 Option Plan”), after giving effect to the merger of Nero Acquisition LLC with and into Navis Holdings, LLC (“Navis”), pursuant to which such options were converted to be exercisable for shares of Zebra Class A Common Stock (“Zebra Common Stock”).

This registration statement shall also cover any additional shares of common stock which become issuable under the Navis 2000 Option Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Company’s receipt of consideration which would increase the number of outstanding shares of Zebra Common Stock.

(2)

Pursuant to Rule 457(h)(1) under the Securities Act of 1933, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Offering Price for the 150,258 shares of Zebra Common Stock subject to outstanding options under the Navis 2000 Option Plan are based on the weighted average exercise price for such options. Such estimate is used solely for the calculation of the registration fee.

EXPLANATORY STATEMENT

    This registration statement covers 150,258 shares of Class A Common Stock of Zebra Technologies Corporation, a Delaware corporation (“Zebra” or the “Company”), available for issuance upon exercise of outstanding options granted under the Amended and Restated Navis Holdings, LLC 2000 Option Plan (the “Plan”), which the Company assumed pursuant to the Agreement and Plan of Merger (the “ Merger Agreement”), dated as of October 15, 2007, by and between Zebra, Nero Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of Zebra (“Merger Sub”), Navis Holdings, LLC, a Delaware limited liability company (“Navis”), and Navis Corporation, a California corporation, acting solely in its capacity as the members’ representative and not in its individual capacity.

    Pursuant to the Merger Agreement, Merger Sub merged with and into Navis, and at the effective time of the merger, each option to acquire shares of Navis Class E Shares granted pursuant to the Plan that was outstanding and unvested immediately prior to the effective time of the merger was converted into the right to receive shares of Class A Common Stock of Zebra, par value $0.01 per share (the “Zebra Common Stock”), as adjusted to reflect the exchange ratio.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

    The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to the participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (“SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement on Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

    The documents containing the information specified in Item 1 of Form S-8 and the statement of availability be sent or given to participants in the Plan as specified by Rule 428 under the Securities Act. Such documents are not required to be and are not filed with the SEC pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The following documents previously filed by the Company with the SEC are incorporated by reference in this registration statement:

    The SEC allows the Company to incorporate by reference the information that the Company discloses in its filings with the SEC. Incorporation by reference means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part hereof, and later information that the Company files with the SEC will automatically update and supersede this information. The following documents previously filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•	The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC on March 1, 2007;
•

The Company’s current reports on Form 8-K filed January 11, 2007, January 26, 2007, April 23, 2007, May 1, 2007, September 4, 2007, October 16, 2007, November 21, 2007, December 17, 2007, and December 17, 2007.

•	The Company’s quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2007, June 30, 2007 and September 29, 2007; and
•	The description of the Company’s Class A Common Stock contained in the Company’s Registration

Statement on Form 8-A filed with the SEC on July 15, 1991 pursuant to Section 12 of the Exchange Act, and all amendments thereto and reports filed for the purpose of updating such description.

    In addition, all documents that the Company files pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment indicating that all securities offered pursuant to this registration statement have been sold or deregistering all of the securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be part of this registration statement from the date of filing of those documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes that statement. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interests of Named Experts and Counsel

    Not applicable.

Item 6. Indemnification of Directors and Officers.

    Article Nine of the Company’s Certificate of Incorporation, as amended, provides that the Company shall indemnify its directors to the full extent permitted by the Delaware General Corporation Law and may indemnify its officers to such extent, except that the Company shall not be obligated to indemnify any such person (1) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (2) for any amounts paid in settlement of an action indemnified against by the Company without the prior written consent of the Company. The Company has also entered into indemnity agreements with each of its directors and certain of its officers. These agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors’ and officers’ liability insurance if available on reasonable terms.

    In addition, Article Eight of the Company’s Certificate of Incorporation, as amended, provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of the State of Delaware, or (4) for any transaction from which the director derives an improper personal benefit.

    Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

    The Company has an insurance policy which entitles the Company to be reimbursed for certain indemnity payments it is required or permitted to make to its directors and officers.

Item 7. Exemption from Registration Claimed.

    Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1*	Amended and Restated Navis Holdings, LLC 2000 Option Plan.

4.2	Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006).

4.3	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 29, 2007).

5.1*	Opinion of Katten Muchin Rosenman LLP, as to the validity of the Class A Common Stock.

23.1*	Consent of Katten Muchin Rosenman LLP (included in its opinion filed as Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of KPMG LLP.

24.1*	Powers of Attorney (included on the signature page hereto).

*	Filed herewith.

Item 9. Undertakings.

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities

Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the Company’s directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Vernon Hills, State of Illinois, on this 19th day of December, 2007.

ZEBRA TECHNOLOGIES CORPORATION

By:	/s/ Anders Gustafsson
Anders Gustafsson Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Anders Gustafsson, Charles R. Whitchurch and Noel Elfant, and each of them severally, acting alone and without the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this registration statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on November 30, 2007.

Signature	Title

/s/ Anders Gustafsson Anders Gustafsson	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Charles R. Whitchurch Charles R. Whitchurch	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Gerhard Cless Gerhard Cless	Executive Vice President, Director

/s/ Michael A. Smith Michael A. Smith	Chairman of the Board of Directors

/s/ Edward L. Kaplan Edward L. Kaplan	Director

/s/ Christopher G. Knowles Christopher G. Knowles	Director

/s/ Ross W. Manire Ross W. Manire	Director

/s/ Dr. Robert J. Potter Dr. Robert J. Potter	Director

INDEX TO EXHIBITS

Exhibit Number	Description

4.1*	Amended and Restated Navis Holdings, LLC 2000 Option Plan.

4.2	Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006).

4.3	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 29, 2007).

5.1*	Opinion of Katten Muchin Rosenman LLP, as to the validity of the Class A Common Stock.

23.1*	Consent of Katten Muchin Rosenman LLP (included in its opinion filed as Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of KPMG LLP.

24.1*	Powers of Attorney (included on the signature page hereto).

*	Filed herewith.